LIST OF SUBSIDIARIES

HEATWURX, INC.

Heatwurx, Inc., a Delaware corporation, has one wholly owned subsidiary:

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Dr. Pave, LLC, a California limited liability company.

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Dr. Pave Worldwide, LLC, a Delaware limited liability company.